EXHIBIT (a)(13)


[GLOBAL INDUSTRIAL TECHNOLOGIES, INC. LOGO]


FOR IMMEDIATE RELEASE
INVESTOR CONTACT:  GEORGE PASLEY     MEDIA CONTACT:  LARRY NANCE
V.P. COMMUNICATIONS                  MANAGER, CORPORATE RELATIONS/PUBLIC AFFAIRS
214-953-4510                                                       214-953-4518
WEB SITE:  PRNEWSWIRE.COM/GIX

        GLOBAL INDUSTRIAL TECHNOLOGIES, INC. REFILES ITS NOTIFICATION AND
                  REPORT FORM WITH THE FEDERAL TRADE COMMISSION

DALLAS, TEXAS (MARCH 16, 1998) -- Global Industrial Technologies, Inc. (NYSE:
GIX) announced today that, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, it has refiled a Notification and Report Form with the Federal Trade Commission in connection with its tender offer to purchase for cash all outstanding shares of A.P. Green Industries, Inc. (NYSE: APK) at $22 per share.

As a result of the refiling, the expiration of the 15-calendar day waiting period will expire at 11:59 p.m., EST, on March 31, 1998, unless early termination of the waiting period is granted or Global Industrial Technologies receives a request for additional information or documentary material prior to such date.

Global Industrial Technologies is a major manufacturer of technologically advanced industrial products that support high-growth markets around the world. Its Harbison-Walker subsidiary operates 15 refractory plants in five countries, including the United States, Canada, Mexico, Chile and Germany.

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Statements the Company may publish, including those in this announcement, that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause the Company's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicity of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks described from time to time in the Company's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.


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